AXA EQUITABLE LIFE INSURANCE COMPANY

RETURN OF PRINCIPAL DEATH BENEFIT RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean AXA Equitable Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is [your Contract Date.]

I.	This Rider’s Guaranteed Minimum Death Benefit

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Death Benefit (GMDB) with this flexible premium deferred fixed and variable Annuity Contract as described below. You must allocate amounts to the Protection with Investment Performance Account Investment Options to create a GMDB Benefit Base in order to receive benefits under this Rider. The GMDB Benefit Base is used solely to calculate the GMDB described in this Rider and does not provide a Cash Value or any minimum account value and cannot be withdrawn. Withdrawals from your Protection with Investment Performance Account Value will cause an adjustment to your GMDB Benefit Base as described below.

Your GMDB Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination provision of this Rider (Section III.).

[The terms and conditions of a spouse’s right to continue the Contract upon the death of the Owner of this Contract (“Spousal Continuation”), are described in the Endorsement Applicable to [Non-Qualified] Contracts.]

Your GMDB Benefit Base is used to determine your GMDB described below. Your GMDB Benefit Base is equal to: 1) your initial Contribution and Subsequent Contributions to the Protection with Investment Performance Account Investment Options as described in Part III of your Contract (“Contributions and Allocations”), and 2) amounts transferred, as described in Part IV of your Contract (“Transfers Among Investment Options”) from a Investment Performance Account Investment Option to a Protection with Investment Performance Account Investment Option, less any deductions that reflect withdrawals. While this Rider is in effect, once amounts are allocated or transferred to the Protection with Investment Performance Account Investment Options, they may be transferred only among these Options.

The initial Protection with Investment Performance Account Investment Options and Investment Performance Account Investment Options are shown in the Data Pages. All terms and conditions of the Contract applicable to your Investment Options apply to Protection with Investment Performance Account and Investment Performance Account Investment Options. [Additional terms and conditions applicable to your Protection with

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Investment Performance Account Investment Options are described in the “Endorsement Applicable to Protection with Investment Performance Account Investment Options and the Endorsement Applicable to Special [Money Market] Dollar Cost Averaging.”]

Your Death Benefit amount under this Rider is determined by comparing the Protection with Investment Performance Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit.

“Protection with Investment Performance Account Value” means the sum of the amounts held for you in the Protection with Investment Performance Account Investment Options and, if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging to be transferred to the Protection with Investment Performance Account Investment Options. While Contributions and transfers to your Protection with Investment Performance Account Value create your GMDB as described in this Rider, your Protection with Investment Performance Account Value itself is not a guaranteed value. It is subject to Investment Fund performance as described in Sections 1.14 and 2.03 of your Contract.

“Investment Performance Account Value” means the sum of amounts held for you in the Investment Performance Account Investment Options and, if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging to be transferred to the Investment Performance Account Investment Options.

Your initial GMDB Benefit Base is equal to your initial Contribution or transfer to the Protection with Investment Performance Account Investment Options. Thereafter, the Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer to the Protection with Investment Performance Account Investment Options and will be reduced by withdrawals from the Protection with Investment Performance Account Investment Options.

[The following text will appear when the Contract Owner elects the Extra Credit Contract with this Rider]

[Any Credits provided under your Endorsement Applicable to Credits Applied to Annuity Account Value are not used for purposes of determining your GMDB Benefit Base. When you make a Contribution to the Protection with Investment Performance Account Value, only the amount of the Contribution, excluding any Credits, is included in determination of the Benefit Base. When you make a transfer from the Investment Performance Account Value to the Protection with Investment Performance Account Investment Options, the amount of any Credits that had been applied to the Investment Performance Account Value are considered transferred first and are not included in determination of the Benefit Base. Transfers to the Protection with Investment Performance Account Value do not increase the Benefit Base until an amount equal to the total amount of all Credits (before any earnings thereon) that were applied to the Investment Performance Account Value have been transferred to the Protection with Investment Performance Account Value.]

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Your Investment Performance Account Value is not used for purposes of determining your GMDB Benefit Base. If we discontinue transfers and Contributions to the Protection with Investment Performance Account Investment Options, you will not, thereafter, be able to create or add to the GMDB Benefit Base.

The reduction of your GMDB Benefit Base following a withdrawal is on a pro-rata basis. A pro-rata reduction is determined as follows:

(1)	Divide the amount of the withdrawal by your Protection with Investment Performance Account Value in the Protection with Investment Performance Account Investment Options immediately preceding the withdrawal;

(2)	Multiply the fraction calculated in (1) by the amount of your GMDB Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

II.	The Cost of This Rider

There is no charge for this benefit.

III.	Termination Provision of This Rider

This Rider may be terminated on either an automatic or voluntary basis. Automatic Terminations are described in the following paragraphs. Voluntary Terminations are described in the “Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s).”

This Rider will automatically terminate if (i) the Contract is continued under the Beneficiary Continuation Option, if applicable, or (ii) amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including any benefit available on the Maturity Date, or (iii) except as provided below, you change the Owner of the Contract, or (iv) you make an absolute assignment of this Contract, or (v) termination is required by an endorsement to your Contract, or (vi) the Contract terminates, or (vii) Spousal Continuation is elected and the surviving spouse is age [76] or older as of the date of the Owner’s death, or (viii) the Protection with Investment Performance Account Value under this Rider falls to zero.

Upon effecting termination of this Rider as described in items (iii) and (iv) of the preceding paragraph, you must then either 1) withdraw your entire Protection with Investment Performance Account Value, or 2) transfer your entire Protection with Investment Performance Account Value to the Investment Performance Account Investment Options. Once you have terminated this Rider amounts may no longer be allocated to the Protection with Investment Performance Account Investment Options.

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In accordance with clause (iii) in the above paragraph, this Rider will not terminate if either of the following occurs:

1.	a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

2.	a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

[Effect of Termination of this Rider on your Death Benefit

The effect of termination of this Rider on your Death Benefit is described in the “Endorsement Applicable to Termination of an Optional Guaranteed Income Benefit and or the Termination or Change of an Optional Guaranteed Minimum Death Benefit

Rider(s).” Your Death Benefit is terminated automatically when this Rider is terminated].

IV.	Reports

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Maturity Date, as described in Section 9.04 of the Contract.

AXA EQUITABLE LIFE INSURANCE COMPANY

[ /s/ Christopher M. Condron	[ /s/ Karen Field Hazin
Christopher M. Condron	Karen Field Hazin
Chairman, President and Chief Executive Officer]	Vice President, Secretary and Associate General Counsel]

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